Exhibit 10.13
Levi Strauss & Co.
2019 Equity Incentive Plan
Stock Appreciation Right Grant Notice
For Non-U.S. Participants
Levi Strauss & Co. (the "Company"), pursuant to its 2019 Equity Incentive Plan (the "Plan"), hereby awards to Participant a Stock Appreciation Right Award ("Stock Appreciation Rights") set forth below (the "Award"). The Award is subject to all of the terms and conditions as set forth in this notice of grant for Non-U.S. Participants (this "Grant Notice"), the Plan and the Stock Appreciation Right Award Agreement for Non-U.S. Participants (the "Award Agreement"), including any additional terms and conditions for Participants in the countries set forth in the appendix attached thereto (the "Appendix," and together with this Grant Notice and the Award Agreement, the "Agreement"), each of which is attached hereto and incorporated herein in its entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in this Grant Notice, the Award Agreement and the Plan, the terms of the Plan shall control.

Participant:	###PARTICIPANT_NAME###
Date of Grant:	###GRANT_DATE###
Number of Stock Appreciation Rights:	###TOTAL_AWARDS###
Strike Price (Fair Market Value on Date of Grant):	###GRANT_PRICE###
Expiration Date:	###EXPIRY_DATE###

Vesting Schedule:	[Four annual equal installments of 25% beginning on the first anniversary of the Date of Grant, subject to Participant's Continuous Service through each such vesting date.]

Issuance Schedule:
Subject to any Capitalization Adjustment, the amount payable upon exercise of each vested Award shall be equal to the excess of (i) the Fair Market Value per share of Class A Common Stock on the date of exercise, over (ii) the Fair Market Value per share of Class A Common Stock on the date of grant of the Award (as indicated in your Grant Notice).

Additional Terms/Acknowledgements: By accepting this Award, Participant acknowledges receipt of, and understands and agrees to all of the terms and conditions set forth in, this Grant Notice, the Award Agreement, including the Appendix, and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Award Agreement, including the Appendix, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Class A Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception of any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.
Levi Strauss & Co.

Participant
By:
	signature	signature

Title:	President & CEO	Date:	###ACCEPTANCE_DATE###
Date:	###GRANT_DATE###

Attachments:     Award Agreement & Appendix

Attachment I
Levi Strauss & Co.
2019 Equity Incentive Plan
Stock Appreciation right Award Agreement
For Non-U.S. Participants

Pursuant to the Stock Appreciation Right Grant Notice for Non-U.S. Participants (the "Grant Notice") and this Stock Appreciation Right Award Agreement for Non-U.S. Participants (the "Award Agreement"), including any additional terms and conditions for your country set forth in the appendix attached hereto (the "Appendix," and together with this Grant Notice and the Award Agreement, the "Agreement"), Levi Strauss & Co. (the "Company") has awarded you a Stock Appreciation Right Award (the "Award") pursuant to the Company's 2019 Equity Incentive Plan (the "Plan") for the number of Stock Appreciation Rights indicated in the Grant Notice. Capitalized terms not explicitly defined in this Award Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows:
1.Grant of the Award. This Award represents the right to be issued upon exercise of each vested Award shares of Class A Common Stock with a value equal to the excess of (i) the Fair Market Value per share of Common Stock on the date of exercise, over (ii) the Fair Market Value per share of Class A Common Stock on the date of grant of the Award (subject to any adjustment under Section 4 below) as indicated in the Grant Notice. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Class A Common Stock, in part or in full satisfaction of the delivery of Class A Common Stock in connection with the exercise of the Stock Appreciation Rights, and, to the extent applicable, references in this Award Agreement and the Grant Notice to Class A Common Stock issuable in connection with your Stock Appreciation Rights will include the potential issuance of its cash equivalent pursuant to such right.
2.Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Vesting will cease upon the termination of your Continuous Service and the Stock Appreciation Rights that have not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Class A Common Stock to be issued in respect of such portion of the Award. Only the vested portion of your Award shall be exercisable subject to the limitations set forth in Section 3 below.
(a)Continuous Service. For purposes of the Award, the termination of your Continuous Service shall be deemed to occur (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise providing services or the terms of your employment or service agreement, if any) as of the date you are no longer actively providing services to the Company or any Affiliate and shall not be extended by any notice period (e.g., your Continuous Service will not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise providing services, or the terms of your employment or service agreement, if any). The Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether you may still be considered to be providing services while on a leave of absence).
(b)Vesting During Severance Period. If Participant is eligible for severance under a Company severance plan that provides for continued vesting in connection with a termination of employment, then the terms of such Company severance plan with respect to continued vesting and exercisability shall apply.
(c)Retirement. In the event of your Retirement (as defined below) that occurs at least 12 months after the Date of Grant, your Award will continue to vest as if you had remained in Continuous Service through the vesting date(s) set forth in the Grant Notice.
Notwithstanding any provision of this Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the Award in the event of Retirement being deemed unlawful and/or discriminatory, the continued vesting described in this Section 2(c) will not be applicable to you and the remaining provisions of Section 2 will govern.
Solely for purposes of Section 2(c), "Retirement" shall mean your termination of Continuous Service for any reason (other than due to your misconduct as determined by the Company in its sole discretion) after you have (i) attained age 60 and completed at least five (5) years of Continuous Service or (ii) attained age 55 and completed at least ten (10) years of Continuous Service.
(d)Disability or Death. In the event your Continuous Service terminates due to Disability or death, any unvested portion of the Award shall vest in full as of the date of termination of your Continuous Service due to Disability or death.

3.Term. You may not exercise your Award before the commencement or after the expiration of its term. The term of your Award commences on the Date of Grant and expires upon the earliest of the following:
(a)immediately upon the termination of your Continuous Service for Cause;
(b)three (3) months after the termination of your Continuous Service for any reason other than Cause or your Retirement, Disability, death, or, if applicable, the end of the severance period provided in Section 2(b) hereof; provided, however, (i) that if during any part of such three (3) month period your Award is not exercisable solely because of a condition set forth in Section 6, your Award shall not expire until the earlier of (A) the Expiration Date, or (B) the date it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service or, if applicable, the end of the severance period provided in the Grant Notice;
(c)eighteen (18) months after the termination of your Continuous Service due to your Disability or Retirement that does not qualify for continued vesting under Section 2(c) hereof;
(d)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;
(e)the Expiration Date indicated in your Grant Notice; or
(f)the day before the tenth (10th) anniversary of the Date of Grant.
4.Number of Shares. The number of Stock Appreciation Rights subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Stock Appreciation Rights, shares, cash or other property that becomes subject to the Award pursuant to this Section 4, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Stock Appreciation Rights and shares covered by your Award. Notwithstanding the provisions of this Section 4, no fractional shares or rights for fractional shares of Class A Common Stock shall be created pursuant to this Section 4. Any fraction of a share will be rounded down to the nearest whole share.
5.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, you may not be issued any Class A Common Stock under your Award unless the shares of Class A Common Stock underlying the Stock Appreciation Rights are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Class A Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
6.Transfer Restrictions. Prior to the time that shares of Class A Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 6. For example, you may not use shares that may be issued in respect of your Stock Appreciation Rights as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your exercised Stock Appreciation Rights.
(a)Death. Except as otherwise provided in the Plan, your Award is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.
(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Class A Common Stock or other consideration hereunder, pursuant to a domestic relations order, marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
7.Exercise. You may exercise the vested portion of your Award during its term by delivering a notice of exercise in accordance with such procedures as the Company may designate, together with such additional documents as the Company may then require.
8.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Class A Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
9.Restrictive Legends. The shares of Class A Common Stock issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.
10.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
11.Award not a Service Contract.
(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this

Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or Service Recipient; (ii) constitute any promise or commitment by the Company or the Service Recipient regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment, service or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) interfere with the Company's or Service Recipient's right to terminate your employment or service at will and without regard to any future vesting opportunity that you may have.
(b)By accepting this Award, you acknowledge and agree that in order to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice, you must continue providing services at the will of the Company and/or Service Recipient, as applicable, and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a "reorganization"). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, including as a result of the termination of the Service's Recipient's status as an Affiliate and the loss of benefits available to you under this Agreement, including but not limited to, the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as a service provider for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company's right to terminate your Continuous Service at any time, with or without cause or notice, or to conduct a reorganization.
12.Responsibility for Taxes.
(a)    You acknowledge that, regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you or deemed by the Company or the Service Recipient in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient ("Tax-Related Items") is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, exercise or settlement of the Award, the subsequent sale of shares of Class A Common Stock acquired pursuant to such exercise and settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, you acknowledge that, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    In this regard, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding in shares of Class A Common Stock to be issued upon exercise and settlement of the Award; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or Committee. Alternatively, or in addition, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)requiring you to make a payment in a form acceptable to the Company; or
(ii)withholding from your wages or other cash compensation paid to you; or
(iii)withholding from proceeds of the sale of shares of Class A Common Stock acquired upon exercise and settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or
(iv)any other method of withholding determined by the Company and to the extent required by applicable law or the Plan, approved by the Board or Committee.
(c)    The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (and will have no entitlement to the equivalent in Class A Common Stock). In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in shares of Class A Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Class A Common Stock subject to the exercised portion of the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items.
(d)    The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Class A Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

(e)    Notwithstanding anything in this Section 12 to the contrary, to avoid a prohibited acceleration under Section 409A of the Code, if shares of Class A Common Stock subject to Award will be withheld (or sold on your behalf) to satisfy any Tax-Related Items arising prior to the date of the exercise and settlement of the Award for any portion of the Award that is considered nonqualified deferred compensation subject to Section 409A of the Code, then the number of shares withheld (or sold on your behalf) shall not exceed the number of shares that equals the liability for Tax-Related Items.
13.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company's obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
14.Notices. Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
15.Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the Award and the shares of Class A Common Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Award and the shares of Class A Common Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;
(g)unless otherwise agreed with the Company in writing, the Award and the shares of Class A Common Stock subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate;
(h)the future value of the underlying shares of Class A Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(i)if the underlying shares of Class A Common Stock do not increase in value after the Date of Grant, the Award will have no value;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award or any underlying shares of Class A Common Stock resulting from (1) the application of any recoupment policy as described in Section 8(l) of the Plan or Section 22 of this Award Agreement or any recovery or clawback policy otherwise required by law, or (2) the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Class A Common Stock of the Company; and
(l)you acknowledge and agree that neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the exercise and settlement of the Award or the subsequent sale of any shares of Class A Common Stock acquired upon exercise and settlement.
16.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or your acquisition or sale of the underlying shares of Class A Common Stock. You should consult with personal tax, legal and financial advisors, at your own expense, regarding participation in the Plan before taking any action related to the Plan.
17.Data Privacy.
If you would like to participate in the Plan, you will need to review the information provided in this Section 17 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.
(a)    EEA+ Controller and Representative. If you are based in the European Union, the European Economic Area or, if and when the United Kingdom leaves the European Union, the United Kingdom (collectively "EEA+"), you should note that the Company, with its registered address at 1155 Battery Street, San Francisco, California 94111, United States of America, is the controller responsible for the processing of your personal data in connection with the Agreement and the Plan. The Company's representative in the EU is Levi Strauss & Co. Europe SCA/Comm.VA, Airport Plaza, Rio Building, 19 Leonardo Da Vincilaan, 1831 Diegem, Belgium.
(b)    Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Class A Common Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Class A Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you, the Service Recipient or otherwise in connection with this Agreement or the Plan ("Data"), for the legitimate purposes of implementing, administering and managing the Plan and allocating shares of Common Stock pursuant to the Plan.
If you are based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) comply with legal obligations established outside of the EEA+.
If you are based outside of the EEA+, the legal basis, where required, for the processing of Data by the Company is your consent, as further described below.
(c)    Stock Plan Administration Service Providers. The Company transfers Data to Solium Capital LLC (the "Designated Broker"), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Designated Broker will open an account for you to receive and trade shares of Class A Common Stock acquired under the Plan. You may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.
(d)    International Data Transfers. The Company is based in the United States. The Designated Broker is based in Canada. Data will be transferred from your country to the U.S. and Canada, where the Company and its service providers are based. You understand and acknowledge that the U.S. and Canada are not subject to an unlimited adequacy finding by the European Commission and might not provide a level of protection of personal data equivalent to the level of protection in your country. As a result, in the absence of a self-certification of the data recipient in the U.S. under the EU/U.S. Privacy Shield Framework or the implementation of appropriate safeguards such as the Standard Contractual Clauses or binding corporate rules adopted by the EU Commission, the processing of personal data might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, data subjects might have no or less enforceable rights regarding the processing of their personal data.
Neither the Company nor the Designated Broker is currently self-certified under the EU/U.S. Privacy Shield Framework but the Company has implemented binding corporate rules with its subsidiaries in the EEA+. If you are based in the EEA+, Data will be transferred from the EEA+ to the Company based on the “Standard Contractual Clauses” approved by the Commission of the European Union. You may view a copy of such appropriate safeguards by contacting [insert name, address and contact details of EU representative designated by the Company. The onward transfer of Data from the Company to the Designated Broker or, as the case may be, a different service provider of the Company is based solely on your consent, as further described below.
If you are based outside of the EEA+, the Company's legal basis, where required, for the transfer of Data from your country to the Company and from the Company onward to the Designated Broker or, as the case may be, a different service provider of the Company is your consent, as further described below.
(e)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws. This means Data may be retained until after termination of your employment.
(f)    Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Data, (iii) the deletion of Data, (iv) request restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) the portability of Data, (vii) lodge complaints with competent authorities in your jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Data. To receive additional information regarding these rights or to exercise these rights, please contact the Company's Data Privacy Department at privacy@levi.com.
(g)    Necessary Disclosure of Personal Data. You understand that providing the Company with Data is necessary for the performance of the Agreement and that your refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
(h)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing any consents referred to herein on a purely voluntary basis. You understand that you may withdraw any such consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to withdraw your consent, your salary from or employment and career with the Service Recipient will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the Award to you or administer or maintain the Award. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact the Company's data privacy officer at [INSERT].

Declaration of Consent. If you are based in the EEA+, by accepting the Award and indicating consent via the Company's online acceptance procedure, you explicitly declare your consent to the onward transfer of Data by the Company to the Designated Broker or, as the case may be, a different service provider of the Company as previously described in this Section 16.

If you are based outside of the EEA+, by accepting the Award and indicating consent via the Company's online acceptance procedure, you explicitly declare your consent to the entirety of the Data processing operations described in this Section 16 including, without limitation, the onward transfer of Data by the Company to the Designated Broker or, as the case may be, a different service provider of the Company.

18.Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
19.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company's successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
20.Language. You acknowledge and represent that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English, as to allow you to understand the terms of this Agreement and any other documents related to the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Class A Common Stock acquired upon exercise and settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Governing Plan Document. Your Award is subject to all the provisions of the Plan, which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any benefits paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for "good reason," or for a "constructive termination" or any similar term under any plan of or agreement with the Company.

23.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
24.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.
25.Appendix of Country-Specific Provisions. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any additional terms and conditions for your country set forth in the Appendix hereto. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
26.Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company's policy permitting certain individuals to sell shares only during certain "window" periods and the Company's insider trading policy, in effect from time to time.
27.Choice of Law and Venue. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Agreement, without regard to that state's conflict of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
28.Insider Trading/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, your country, your broker's country and/or the country in which shares of Class A Common Stock are listed, which may affect your ability to accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, shares of Class A Common Stock or rights to shares of Class A Common Stock (e.g., the Stock Appreciation Right) under the Plan or rights linked to the value of shares of Class A Common Stock (e.g., phantom awards, futures) during such times as you are considered to have "inside information" regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Class A Common Stock or the trade in rights to Class A Common Stock under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) "tipping" third parties or otherwise causing them to buy or sell securities, including "third parties" who are fellow employees or service providers. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It is your responsibility to comply with any applicable restrictions and you should speak to a personal advisor on this matter.
29.Exchange Controls, Foreign Asset/Account Reporting and Tax Requirements. Your country may have certain exchange control, foreign asset/account and/or tax reporting or other requirements which may affect your ability to acquire or hold shares of Class A Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Class A Common Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country and to pay Tax-Related Items to the extent the Company and/or the Service Recipient is not subject to a withholding obligation. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should consult your personal legal advisor for any details.
30.Amendment. Subject to Section 21 hereof, this Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
31.Compliance with Section 409A of the Code. This Section 31 will apply only if you are a U.S. taxpayer. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the "short-term deferral" rule set forth in U.S. Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a "Specified Employee" (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your "Separation from Service" (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code.
* * * * *

Appendix to
Stock Appreciation Right Award Agreement
For Non-U.S. Participants

Defined terms not explicitly defined in this Appendix shall have the meanings ascribed to them in the Stock Appreciation Right Grant Notice for Non-U.S. Participants (the "Grant Notice"), the Stock Appreciation Right Award Agreement for Non-U.S. Participants (the "Award Agreement") or the Levi Strauss & Co. 2019 Equity Incentive Plan (the "Plan"), as applicable.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Award granted to you under the Plan if you reside and/or work in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein apply to you.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date by the time you receive shares of Class A Common Stock upon exercise and settlement of the Award or sell the shares of Class A Common Stock acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you currently reside and/or work, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not apply to you in the same manner.

BELGIUM

Terms and Conditions

Immediate Forced Sale of Shares. The following provision will not apply to you unless you are mandatorily participating in the Belgium deferred pension program:

If you are mandatorily participating in the deferred pension program, the applicable percentage of shares of Class A Common Stock (i.e., 30% or 50% depending on your level) issuable when you exercise a vested portion of your Award will be immediately sold at exercise and the cash proceeds will be automatically contributed to the deferred pension program by the Service Recipient in Belgium. The remaining shares of Class A Common Stock issuable when you exercise a vested portion of your Award (or proceeds from the immediate sale of shares) will be deposited in your brokerage account.

Notifications

Foreign Asset/Account Reporting Notification. Belgian residents are required to report any securities held (including shares of Class A Common Stock) or bank accounts opened outside Belgium in their annual tax return. In a separate report, Belgian residents are required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which such account was opened). The forms to complete this report are available on the National Bank of Belgium website.

Stock Exchange Tax Notification. A stock exchange tax may apply to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker.  The stock exchange tax likely will not apply when the Award is exercised and settled, but may apply when shares of Class A Common Stock are sold.  You should consult with a personal tax or financial advisor for additional details on your obligations with respect to the stock exchange tax.

CANADA

Terms and Conditions

Termination of Employment. The following provision replaces Section 2(a) ("Continuous Service") of the Award Agreement:

Except as expressly required by applicable legislation, the termination of your Continuous Service shall be deemed to occur (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any) as of the earliest of: (a) the date that your employment or service relationship with the Company or any Affiliate is terminated; (b) the date that you receive notice of termination of your employment or service relationship; and (c) the date that you are no longer actively providing services to the Company or any Affiliate, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any. The Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether you may still be considered to be providing services while on a leave of absence).

The following provisions apply to residents of Quebec:

Data Privacy. The following provision supplements Section 17 ("Data Privacy") of the Award Agreement:

You hereby authorize the Company and the Company's representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliate, the Committee, and the Designated Broker to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in your employee file.

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue. Les parties reconnaissent avoir expressement souhaité que la convention « Agreement » ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Notifications

Securities Law Notification. Shares of Class A Common Stock acquired under the Plan may not be sold or otherwise disposed of within Canada. You may sell the shares of Class A Common Stock acquired under the Plan only through the Designated Broker or such other stock plan service provider selected by the Company in the future, provided the sale of shares takes place outside of Canada through the facilities of a stock exchange on which the Class A Common Stock is traded. The Class A Common Stock is currently traded on the New York Stock Exchange.

Foreign Asset/Account Reporting Notification. Specified foreign property, including shares and rights to receive shares (e.g., stock options, stock appreciation rights) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the Stock Appreciation Rights must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property held by you. When shares of Class A Common Stock are acquired, their cost generally is the adjusted cost base ("ACB") of the shares. The ACB would ordinarily equal the fair market value of the shares of Class A Common Stock at the time of acquisition, but if you own other shares of Class A Common Stock, this ACB may have to be averaged with the ACB of the other shares. You should consult a personal tax advisor to ensure compliance with applicable reporting obligations.

FRANCE

Terms and Conditions

Grant of Award. Notwithstanding Section 1 of the Award Agreement, you are not entitled to receive any shares of Class A Common Stock upon exercise and settlement of the Award. Instead, you will receive a cash payment equal to the fair market value of the shares of Class A Common Stock that would otherwise be due to you in connection with the exercise of the Stock Appreciation Rights, subject to any obligation to satisfy Tax-Related Items. Any references in this Agreement to the issuance of shares of Class A Common Stock shall be interpreted to mean the payment of a cash equivalent of such shares.

Language Consent. By accepting the Award, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, vous confirmez avoir lu et comprendre le Plan et ce Contrat qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. French residents holding cash outside of France or maintaining foreign bank or brokerage accounts (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return.

INDIA

Notifications

Exchange Control Notification. Exchange control laws and regulations in India require that all proceeds resulting from the sale of shares of Class A Common Stock and the receipt of any dividends received in relation to the shares be repatriated to India and converted into local currency within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. Indian residents must obtain a foreign inward remittance certificate ("FIRC") from the bank into which foreign currency is deposited and retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Service Recipient or Company requests proof of repatriation.

Foreign Asset/Account Reporting Notification. Foreign bank accounts and any foreign financial assets (including shares of Class A Common Stock held outside India) must be reported in the annual Indian personal tax return. It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.

JAPAN

Notifications

Foreign Asset/Account Reporting Notification. Details of any assets held outside Japan (including shares of Class A Common Stock acquired under the Plan) as of December 31 of each year must be reported to the tax authorities on an annual basis, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report is due by March 15 each year. You should consult a personal tax advisor to determine if the reporting obligation applies to you and whether you will be required to include details of your outstanding Stock Appreciation Rights or shares of Class A Common Stock in the report.

MEXICO

Terms and Conditions

Plan Document Acknowledgment. By accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement, including this Appendix. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in Section 15 of the Award Agreement, which clearly provide as follows:

1.	Your participation in the Plan does not constitute an acquired right;

2.	The Plan and your participation in it are offered by the Company on a wholly discretionary basis;

3.	Your participation in the Plan is voluntary; and

4.	The Company and its Affiliates are not responsible for any decrease in the value of any shares of Class A Common Stock acquired pursuant to the Award.

Labor Law Acknowledgement and Policy Statement. By accepting the Award, you acknowledge that the Company, with registered offices at 1155 Battery Street, San Francisco, California 94111, U.S.A., is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of the Award and any acquisition of shares of Class A Common Stock under the Plan do not constitute an employment relationship between you and the Company because you are participating in the Plan on a wholly commercial basis. Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Service Recipient and do not form part of the employment conditions and/or benefits provided by your Service Recipient, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment or service relationship.

You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to the Company and all Affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

Spanish Translation

Términos y Condiciones

Reconocimiento del Convenio de Concesión. Al aceptar el Premio, reconoce que ha recibido una copia del Plan y del Acuerdo, incluyendo este Apéndice, el cual ha revisado. Además reconoce que acepta todas las disposiciones del Plan y del Acuerdo, incluyendo este Apéndice. También reconoce que ha leído y aprobado de forma expresa y específica los términos y condiciones establecidos en la sección 16 del Acuerdo de Concesión, que claramente establece lo siguiente:

1.	Su participación en el Plan no constituye un derecho adquirido;

2.	El Plan y su participación en el es ofrecido por la Compañía de manera completamente discrecional;

3.	Su participación del Beneficiario en el Plan es voluntaria; y

4.	La Compañía y sus Afiliadas no son responsables por ninguna disminución en el valor de las Acciones Comunes de Clase A adquiridas de conformidad con el Premio.

Reconocimiento de la legislación Laboral aplicable y Declaración de la Política. Al aceptar el Premio, el Beneficiario reconoce que la Compañía, con oficinas registradas en 1155 Battery Street, San Francisco, California 94111, U.S.A., es la única responsable por la administración del Plan. Además, reconoce que su participación en el Plan, la concesión del Premio y cualquier adquisición de Acciones Comunes de Clase A bajo el Plan no constituyen una relación laboral entre usted y la Compañía, en virtud de que está participando en el Plan en su totalidad sobre una base comercial. Por lo anterior, expresamente reconoce que el Plan y los beneficios que puedan derivar de su participación en el Plan no establecen ningún derecho entre usted y el Beneficiario del Servicio, y que no forman parte de las condiciones de trabajo y/o beneficios otorgados por su Beneficiario del Servicio, y cualquier otra modificación del Plan o la terminación del mismo no constituirá un cambio o modificación de los términos y condiciones de su empleo o relación laboral.

Además, comprende que su participación en el Plan es el resultado de una decisión discrecional y unilateral de la Compañía y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad frente a usted.

Finalmente, manifiesta que no se reserva acción o derecho alguno que origine una demanda en contra de Compañía, por cualquier compensación o daño relacionada con las disposiciones del Plan o de los beneficios otorgados bajo el Plan, y en consecuencia otorga una liberación total y amplia a la Compañía y todas sus afiliadas, sucursales, oficinas de representación, accionistas, directores, agentes y representantes legales respecto a cualquier demanda que pudiera surgir.

POLAND

Notifications

Exchange Control Notification. Polish residents holding cash and foreign securities (including shares of Class A Common Stock) in bank or brokerage accounts outside of Poland must report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the National Bank of Poland. You should consult with a personal legal advisor to determine whether you will be required to submit reports to the National Bank of Poland.

Further, any transfer of funds in excess of €15,000 (or if such transfer of funds is connected with business activity of an entrepreneur, a lower threshold) into or out of Poland must be effected through a bank account in Poland. All documents connected with any foreign exchange transactions must be retained for a period of five years from the end of the year in which the transaction occurred.

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares. Any sale or offer of shares of Class A Common Stock acquired pursuant to the Award shall be made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) ("SFA") and in accordance with the conditions of any other applicable provision of the SFA.

Notifications

Securities Law Notification. The Award is being granted pursuant to the "Qualifying Person" exemption under section 273(1)(f) of the SFA, is exempt from the prospectus and registration requirements under the SFA and is not made with a view to the Stock Appreciation Rights or the underlying shares of Class A Common Stock being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer/Director Notification Requirement. The chief executive officer ("CEO") and directors (including alternate, associate, substitute or shadow directors) of a Singapore Affiliate must notify the Singapore Affiliate in writing within two business days of (i) becoming the registered holder of or acquiring an interest (e.g., Stock Appreciation Rights, shares of Class A Common Stock) in the Company or any Affiliate, or becoming the CEO or a director (as the case may be), or (ii) any change in a previously disclosed interest (e.g., sale of Class A Common Stock). These notification requirements apply regardless of whether the CEO or directors are residents of or employed in Singapore.

UNITED KINGDOM

Terms and Conditions

Taxes and Withholding. The following provision supplements Section 12 ("Responsibility for Taxes") of the Award Agreement:

Without limitation to Section 12 of the Award Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by Her Majesty's Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority).  You also agree to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), you acknowledge that you may not be able to indemnify the Company or the Service Provider for the amount of any income tax not collected from or paid by you, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to you on which additional income tax and National Insurance Contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Service Recipient (as appropriate)

for the value of any employee National Insurance Contributions due on this additional benefit, which the Company or the Service Recipient may recover from you by any of the means referred to in the Plan or Section 12 of the Award Agreement.